EXHIBIT 2.1

AMENDMENT

TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (this “Amendment”) is made and entered into as of this 27th day of April, 2016, by and between TIDELANDS BANCSHARES, INC., a South Carolina corporation (“Tidelands”, and, unless the context otherwise requires, the term “Tidelands” shall include Tidelands and its wholly-owned subsidiary bank, TIDELANDS BANK, a South Carolina bank with its main office in Mount Pleasant, South Carolina (“Tidelands Bank”)), and UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”), and amends that certain Agreement and Plan of Merger (the “Agreement”), dated as of April 4th, 2016, between Tidelands, Tidelands Bank and United. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, Tidelands, Tidelands Bank and United are parties to the Agreement; and

WHEREAS, in order to clarify certain provisions of the Agreement, the parties desire to amend the Agreement as provided in Section 11.3 of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises and obligations and intending to be legally bound hereby, the parties agree as follows:

1.           Amendments to the Agreement.

(a)          Section 2.11(a) of the Agreement shall be deleted in its entirety and replaced with the following:

“Following the Closing Date, United shall provide to employees of Tidelands who continue employment with United (“Tidelands Continuing Employees”) medical, dental, vacation and long-term disability benefits, medical and dependent care flexible spending accounts, life insurance, and any other benefits provided to similarly-situated employees of United (collectively, “Employee Benefits”), on terms and conditions consistent in all material respects with those then currently provided by United to its other similarly-situated employees. For purposes of eligibility to participate and any vesting determinations (but not benefit accruals) in connection with the provision of any such Employee Benefits by United to the Tidelands Continuing Employees, service with Tidelands prior to the Closing Date shall be counted to the extent such service was counted under the similar plan of Tidelands. The Tidelands Continuing Employees’ prior service with Tidelands shall also be credited for purposes of all waiting periods for participation in any of such Employee Benefits to the extent such service was counted under the similar plan of Tidelands. United shall also waive all restrictions and limitations for preexisting conditions under United’s Employee Benefit plans, to the extent such restrictions or limitations would not or currently do not apply to the Tidelands Continuing Employees under the similar plan of Tidelands.  United shall use commercially reasonable efforts to provide the Tidelands Continuing Employees with credit under United’s health, dental and vision plans, for the plan year of such plans which include the Closing Date, for the aggregate amounts paid by such employees as a deductible under Tidelands’ health, dental and vision plans for the plan year of such plans which includes the Closing Date.”

(b)          Section 2.11(e) of the Agreement shall be deleted in its entirety.

2.          Reaffirmation and Continuing Validity. Except as expressly amended hereby, the terms and provisions of the Agreement remain in full force and effect in all respects.

3.          Governing Law. The validity and effect of this Amendment and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

4.          Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Amendment. This Amendment may be executed by facsimile, photo or electronic signature and such facsimile, photo or electronic signature shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first written above.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
Chairman and Chief Executive Officer

TIDELANDS BANCSHARES, INC.

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

TIDELANDS BANK

By:	/s/ Thomas H. Lyles
Thomas H. Lyles
President and Chief Executive Officer

[Signature Page to Amendment to Agreement and Plan of Merger]